Exhibit 99.1
PeopleString Launches Discount Gas Program with Bilo Media
Pre-paid Discount Cards are Now available for Five National Gasoline Distributors

Red Bank, NJ – (June 28,  2012)—  PeopleString Corporation (OTCBB: PLPE), announced today that it has  entered into a strategic marketing agreement with Bilo Media and has launched the MyIngo Discount Club on PeopleString.com.  The MyIngo.com discount club is available to PeopleString members for a onetime enrollment fee of $29.95 and entitles the member to buy Pre-paid discount gas cards for Texaco, Exxon, Mobile, Sunoco and Chevron at a three percent discount off of face value.  Based on the recent national average for a gallon of regular, super and diesel fuel consumers can expect to save an average of ten to fourteen cents a gallon, ad.  Additionally, the prepaid cards can be used for food, merchandise and services at nearly 23,000 retail outlets.  More details of the program can be found at www.PeopleString.com or www.MyIngo.com/Peoplestring.

Members of PeopleString are automatically enrolled in the MyIngo Affiliate program and will receive an $8 referral fee on any new member they refer to the MyIngo Discount Club.  All members of PeopleString will receive a MyIngo Discount club affiliate page. Under the terms of the agreement Peoples will receive 50% of the revenue received by Bilo on membership sales.

“Launching the MyIngo discount club is an important part of the due diligence process we are currently undergoing with Bilo Media, as we hopefully move forward to acquire a significant stake in the company,” stated Darin Myman, President and CEO of PeopleString Corporation.  “Bringing discounts on commodity products like gas from some of the largest gasoline retailers is a great value added for our members and we look forward to opening up discounts on additional commodity products.”

About PeopleString
PeopleString Corporation (OTCBB: PLPE) creates technologies that empower consumers to leverage their social networks to capitalize on the best national and local deals. PeopleString's patent pending "shareItUp" technology harnesses the power of social media to create coupons that go up in value when shared and rewards loyal customers who share their favorite merchants with others. PeopleString also offers patent pending "Insta Portal" technology which allows users to import pieces of their favorite websites into their own PeopleString homepage. For more information, visit www.peoplestring.com and www.peopledeals.com.

Forward-Looking Statements

Statements about the future expectations of PeopleString Corporation, and all other statements in this press release other than historical facts, are “forward-looking statements.”  Since these statements involve certain risks and uncertainties and are subject to change at any time, PeopleString Corporation’s actual results could differ materially from expected results.